Exhibit 99.1

            Eline Entertainment Group Reports Second Quarter Results

Knoxville, Tennessee - June 15, 2006 -- Eline Entertainment Group, Inc. (OTC Pink Sheets: EEGI) reported yesterday its financial results for the second fiscal quarter ended April 30, 2006.

The company reported revenues of $533,272 for the three months ended April 30, 2006 as compared to revenues of $91,584 for the three months ended April 30, 2005. The increase in revenue during the fiscal 2006 period relative to the same period in fiscal 2005 primarily reflects the positive impact of the company's Storm Depot International subsidiary, which commenced operations during the latter portion of the three months ended April 30, 2005.

For the fiscal 2006 second quarter, the company reported income from operations of $113,429 compared to income from operations of $13,710 in the fiscal 2005 second quarter. During the fiscal 2006 second quarter, the company recorded income from the discontinued operations of its former subsidiary, Industrial Fabrication & Repair, Inc. (IFR) totaling $30,362, offset by a loss of $42,955 on the disposal of IFR. In the fiscal 2005 second quarter, the company recorded income from discontinued operations of $75,727. Net income for the three months ended April 30, 2006 amounted to $100,836, or $.04 per share, compared to $89,437, or $.04 per share, for the three months ended April 30, 2005.

The company's Storm Depot International subsidiary recently announced the appointment of a new dealer for its E-Panel Hurricane shutters and hurricane protection products. The addition of this new dealer, located in Jupiter, Florida, strengthens the company's presence in northern Palm Beach County, as well as expands its independent dealer network to 15, including now 10 on the east coast of Florida. The company also announced that it has begun the process of reviewing applications for and initiating negotiations with prospective new independent dealers in the greater Tampa/St. Petersburg/Clearwater area. The company plans bring onboard a total of four new dealers within the next 30 days, which will increase its Florida west coast presence to a total of 9 independent dealers.

About Eline Entertainment

Eline Entertainment Group, Inc. provides manufacturing solutions through the design, sourcing and distribution of specialty materials, systems and related supplies. The company's Storm Depot International subsidiary distributes hurricane protection products, including its proprietary E-Panel, a lightweight translucent hurricane panel, through a network of licensed dealers and independent retailers. The company's dealer outlets offer the public and the contracting trade a one-stop shopping solution for a broad range of hurricane protection and preparedness products. Storm Depot recently announced the initiation of a program to open a series of company-owned retail stores that will sell direct to consumers and independent contractors an array of hurricane protection and preparedness products.

Eline also holds a controlling interest in the voting securities of CTD Holdings, Inc. (OTC Bulletin Board: CTDH), which sells cyclodextrins (CDs) and provides consulting services in the area of commercialization of cyclodextrin applications. CDs have applications in the areas of biotechnology, cosmetics, foodstuffs, pharmaceuticals, and toxic waste treatment, among others.

This press release contains forward-looking statements, some of which may relate to Eline Entertainment Group, Inc., and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.